Exhibit 12.1


                          HOVNANIAN ENTERPRISES, INC.

      Statement setting forth computation showing the ratio of earnings to fixed charges, including wholly owned
                 mortgage banking and finance subsidiaries.
                          (Dollars in Thousands)



                                      Six Months       Year          Year         Year         Months        Year          Year
                                         Ended         Ended        Ended         Ended        Ended         Ended         Ended
                                       April 30,     Oct. 31,      Oct. 31,     Oct. 31,      Oct. 31,     Feb. 28,      Feb. 28,
                                         1998          1997          1996         1995          1994         1994          1993
                                        Actual        Actual        Actual       Actual        Actual       Actual        Actual
                                      ----------     --------      --------     --------      ---------    --------      --------


Net income (loss) . . . . . . . . .     10,926         (6,970)      17,287        14,128       (10,430)      18,645         9,790
Add:
   Federal and State Income Taxes .      5,702         (5,154)       7,719         7,526        (5,075)       9,229         4,735
   Extraordinary Loss . . . . . . .                                                                           1,277
   Interest Expensed Res & Comm . .     20,566         37,704       32,157        30,744        15,668       22,530        22,269
   Interest Expensed Mortgage &
    Finance Subsidiaries  . . . . .      1,258          1,778        2,354         2,836         2,436        4,442         5,162
   Amortization of Bond Prepaid
    Exp   . . . . . . . . . . . . .        312            636          671           671           447          598           793
                                        ------         ------       ------        ------        ------       ------        ------
     Total Earnings   . . . . . . .     38,764         27,994       60,188        55,905         3,046       56,721        42,749
                                        ======         ======       ======        ======        ======       ======        ======

Fixed Charges:
   Interest Incurred Res & Comm . .     14,462         34,777       35,551        37,828        18,966       25,968        22,155
   Interest Incurred Mortgage &
    Finance Subsidiaries  . . . . .      1,258          1,778        2,354         2,836         2,436        4,442         5,162
   Amortization of Bond Prepaid
    Exp   . . . . . . . . . . . . .        312            636          671           671           447          598           793
                                        ------         ------       ------        ------        ------       ------        ------
     Total Fixed Charges  . . . . .     16,032         37,191       38,576        41,335        21,849       31,008        28,110
                                        ======         ======       ======        ======        ======       ======        ======

Ratio                                      2.4         <F1>            1.6           1.4        <F2>            1.8           1.5


____________________

<F1>   Earnings for the year ended October 31, 1997 were insufficient to cover fixed charges for such period by $9,197,000.
<F2>   Earnings for the eight months ended October 31, 1994 were insufficient to cover fixed charges for such period by $18,803,000.